FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION               _____________________
                WASHINGTON, D.C.  20549                  |    OMB APPROVAL     |
                                                         |---------------------|
                 INITIAL STATEMENT OF                    |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES             |EXPIRES:             |
                                                         |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the             |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,                 |BURDEN HOURS         |
       Section 17(a) of the Public Utility               |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                     |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1.  Name and Address of Reporting Person

Yeoman                                Andrew
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       (Last)                      (First)                    (Middle)

655 Campbell Technology Parkway, Suite 250
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                                   (Street)

Campbell                             CA                     95008
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       (City)                      (State)                      (Zip)
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 2.  Date of Event Requiring Statement
(Month/Day/Year)
         08/27/02
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 3.  I.R.S. Identification Number of Reporting
Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

ClickSoftware Technologies Ltd. (CKSW)
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 5.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)
    (  ) Director
    (  ) 10% Owner
    ( X) Officer (give title below)
    ( X) Other (specify title below)

Vice President of European Sales
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6.  If Amendment, Date of Original (Month/Day/Year)

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 7.  Individual or Joint/Group Filing (Check
Applicable Line)
    _X_Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                               2.                         3. Ownership Form:               4. Nature of Indirect
1.                             Amount of Securities          Direct (D) or Indirect           Beneficial Ownership
Title of Security              Beneficially Owned            (I) (Instr. 5)                   (Instr. 4)
(Instr. 4)                     (Inst. 4)
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
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Ordinary Shares                 5,900                             D
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

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               TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                               2. Date Exercisable   3. Title and Amount            4. Conversion     5. Ownership     6. Nature of
1. Title of Derivative            and Expiration        of Securities                  or Exercise       Form of          Indirect
   Security                       Date                  Underlying                     Price of          Derivative       Beneficial
   (Instr. 4)                     (Month/Day/Year)      (Instr. 4)         |Amount   | Derivate          Security:        Ownership
                                  Date    | Expira-     |                  |of       | Security          Direct(D)        (Instr. 5)
                                  Exer-   | tion        |     Title        |Number of|                   or Indirect
                                  cisable | Date        |                  |Shares   |                   (I)(Instr.5)
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
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Incentive Stock Option                        08/15/11   Ordinary Shares       2,400    $1.2100              D
(right to buy)
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Incentive Stock Option                        03/08/12   Ordinary Shares       8,000    $1.4000              D
(right to buy)
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Incentive Stock Option                        07/05/11   Ordinary Shares      50,000    $1.6100              D
(right to buy)
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
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EXPLANATION OF RESPONSES:

See continuation page(s) for footnotes

/s/ Andrew Yeoman                                   8/27/02
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**  SIGNATURE OF REPORTING PERSON                      DATE
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Andrew Yeoman                             ClickSoftware Technologies Ltd. (CKSW)
655 Campbell Technology Parkway           08/27/02
Suite 250
Campbell, CA  95008
(408) 377-6088






** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a). NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE. POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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